Exhibit 21.1

DEX ONE CORPORATION

Subsidiaries of the Company as of March 1, 2013

Parent Level:	Dex One Corporation (f/k/a R.H. Donnelley Corporation, f/k/a Dun & Bradstreet Corporation), a Delaware corporation; trades on the New York Stock Exchange as “DEXO”.

Tier 1 Subsidiaries:
R.H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation), a Delaware corporation wholly owned by Dex One Corporation. R.H. Donnelley Inc. is registered to do business as Dex and as Dex One in various states.

Dex Media, Inc. (f/k/a Forward Acquisition Corp. was formed September 30, 2005. On January 31, 2006 it merged with Dex Media, Inc.--the public holding company formerly traded on NYSE as “DEX”--became the surviving entity and changed its name to Dex Media, Inc.). Dex Media, Inc., a Delaware corporation wholly owned by Dex One Corporation, is registered to do business as Dex and Dex One in various states.

Dex One Digital, Inc. (f/k/a Business.com, Inc.), a Delaware corporation wholly owned by Dex One Corporation. Dex One Digital, Inc. is registered to do business as Dex Digital in various states.

Dex One Service, Inc. (f/k/a Dex One Service LLC and as RHD Service LLC), a Delaware corporation wholly owned by Dex One Corporation. Dex One Service, Inc. is registered to do business as Dex and Dex One in various states.

R.H. Donnelley Corporation, a Delaware corporation wholly owned by Dex One Corporation

Newdex, Inc., a Delaware corporation wholly owned by Dex One Corporation

Tier 2 Subsidiaries:

Dex Media East, Inc., a Delaware corporation (wholly owned by Dex Media, Inc.)

Dex Media West, Inc., a Delaware corporation (wholly owned by Dex Media, Inc.)

R.H. Donnelley APIL, Inc., a Delaware corporation (wholly owned by R.H. Donnelley Inc.)

Spruce Acquisition Sub, Inc., a Delaware corporation (wholly owned by Newdex, Inc.)

Tier 3 Subsidiary:

Dex Media Service LLC, a Delaware limited liability company (owned 49% by each of Dex Media East, Inc. and Dex Media West, Inc. and 2% by Dex Media, Inc.)